KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
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
                                                        Year Ended          Year Ended         Year Ended
                                                       June 30, 2005       June 30, 2004      June 30, 2003
                                                       -------------       -------------      -------------
                                                   (In Thousands, Except Share and Per Share Data, Unaudited)
Income available to common stockholders               $      18,898        $    12,897         $   4,055

Weighted average shares outstanding                      70,997,978             10,000            12,014

Basic earnings per share                              $        0.27        $  1,289.70         $  337.52

Income for diluted earnings per share                 $      18,898        $    12,897         $   4,055

Total weighted average common shares and
equivalents outstanding for diluted computation          70,997,978             10,000            12,066

Diluted earnings per share                            $        0.27        $  1,289.70         $  336.06

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